Exhibit 10.1

22 Boston Wharf Rd, 9th floor Boston, MA 02210 www.akceatx.com

November 8, 2019

Alex Howarth

22 Boston Wharf Road, 9th Floor

Boston, MA 02210

Dear Alex,

It is my pleasure to extend to you an offer to join Akcea Therapeutics, Inc. (the “Company”), as Chief Operating Officer reporting to Damien McDevitt, Interim Chief Executive Officer. This position will begin as of December 2, 2019 (your “Start Date”). Your duties will be commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Company may designate from time to time that are not inconsistent with your position. You will be expected to live in the Boston, MA area and work in the Company’s Boston office for a period of time no less than 18-24 months to fulfill your duties, authorities and responsibilities. After that time, the Company has agreed to relocate you to San Diego, CA.

In this position, you will receive salary based on an annual base salary of $450,000. You are also eligible for an incentive bonus targeted at 50% of your base salary under our current Management by Objectives (MBO) program. In addition, you will receive a one-time signing bonus of $50,000 that will be payable to you in your first paycheck. One hundred percent (100%) of this bonus will be paid back to Akcea should you voluntarily leave prior to your 1 year anniversary.

As additional incentive, the Company will grant you 300,000 stock options and 50,000 restricted stock units. The exercise price of the options will be equal to the fair market value of the Company’s common stock in accordance with the terms set out in the Akcea equity incentive plan, and the options and restricted stock units will be issued under, and subject to, the terms of the Akcea equity incentive plan. The equity awards will initially be unvested. The options will vest 25% on the first anniversary of your Start Date and then in equal monthly installments over the next three years. The RSUs will vest 25% on the first anniversary of your Start Date, 25% on the second anniversary of your Start Date, 25% on the third anniversary of your Start Date, and the remaining 25% on the fourth anniversary of your Start Date.

You will not be eligible for a 2019 merit salary increase, MBO bonus or merit equity grant as you will have just joined the Company. You will receive a performance review at the end of 2020 and you will be eligible for a merit salary increase and a full year MBO bonus and merit stock award.

You also have the opportunity to participate in our employee benefits program, outlined in the attached benefit summary. Your vacation will begin accruing at the rate of 3 weeks per year based on your anniversary date.

You will be provided with relocation assistance under Akcea’s Relocation Policy (attached) to assist you with your move from Malvern, PA to San Diego, CA. which is expected to occur 18-24 months from your date of hire. Prior to your relocation to San Diego, the Company will provide you with a $6,000/ month housing allowance through the end of 2021 to assist you in renting an apartment in the Boston area. Since this allowance will be considered taxable income, the amount will be grossed up to cover applicable state and federal payroll taxes. If you leave the Company within the timeframe outlined in the Relocation Policy, you will be required to reimburse the Company for relocation expenses that have been incurred.

This offer is contingent on your signing in the space provided below and signing the attached Employee Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement.

We are very pleased that you have decided to join us, and we look forward to working with you to continue to make Akcea a successful company!

Sincerely,

/s/ Damien McDevitt
Damien McDevitt
Interim Chief Executive Officer

Accepted and agreed:	/s/ Alex Howarth

Date Accepted: Nov 8, 2019